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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 17, 2006

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Idaho	000-50539	91-0232000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 N. Post St., Suite 610 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 838-1213

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (3-05)

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Item 2.01

Completion of Acquisition or Disposition of Assets

On March 17, 2006, Idaho General Mines, Inc. (the “Company”) entered into a purchase agreement with High Desert Winds LLC (“High Desert”) whereby it purchased High Desert’s approximately ten square mile property in Nye County, Nevada, including water rights, mineral and surface rights, buildings and certain equipment (the “Hall Tonopah Property”), pursuant to an option granted to the Company in February 2005.  The property includes the former Hall molybdenum and copper deposit which was mined by open pit methods between 1982 and 1985 by the Anaconda Minerals Company and between 1988 and 1991 by Cyprus for molybdenum.  Equatorial Tonopah, Inc. mined copper from 1999 to 2000 on this property.  Much of the deposit was drilled but not developed or mined.

At closing, the Company paid High Desert a cash payment of $4.5 million for the Hall Tonopah Property and agreed to make a deferred payment of up to an additional $1,000,000 in purchase price which is payable, if at all, on or before March 17, 2008 depending on the outcome of activities at the property.  The Hall Tonopah Property is also subject to a 12% royalty payable with respect to the net revenues generated from the molybdenum or copper mined and removed from the properties purchased.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDAHO GENERAL MINES, INC.

(Registrant)

Date:  March 23, 2006

By:   /s/ Robert L. Russell

        Robert L. Russell

        President and Chief Executive Officer